Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NaviSite, Inc.:
We consent to the use of our reports dated October 28, 2005, with respect to the consolidated balance sheets of NaviSite, Inc. and subsidiaries as of July 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 2005 and the financial statement schedule, which reports appear in the July 31, 2005 annual report on Form 10-K of NaviSite, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.
Our reports dated October 28, 2005 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit, as well as other factors, that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
KPMG LLP
Boston, Massachusetts
August 31, 2006